SUB-ITEM 77H:  Changes
in control of registrant


Federated Managed Pool Series




As of June 30, 2010, The Fulton Company,
Lancaster, PA,  has attained control of the
Registrant by acquiring 32.03% of the
voting securities of the Registrant.
	(4)